COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended February 28, 1999 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).


                                                             For Fiscal Years Ended February 28(29),
                                           ------------- - ------------- -- ------------- -- ------------ -- -------------
                                               1999            1998             1997            1996             1995
                                           -------------   -------------    -------------    ------------    -------------
Net earnings                                $385,401        $344,938         $257,358         $195,720         $88,407
Income tax expense                           246,404         220,563          164,540          130,480          58,938
Interest charges                             983,829         568,359          423,447          337,655         267,685
Interest portion of rental expense            14,898          10,055            7,420            6,803           7,379
                                           -------------   -------------    -------------    ------------    -------------

Earnings available to cover
  fixed charges                            $1,630,532      $1,143,915        $852,765         $670,658        $422,409
                                           =============   =============    =============    ============    =============

Fixed charges
  Interest charges                           983,829         568,359          423,447          337,655         267,685
  Interest portion of rental expense          14,898          10,055            7,420            6,803           7,379
                                           -------------   -------------    -------------    ------------    -------------

      Total fixed charges                   $998,727        $578,414         $430,867         $344,458        $275,064
                                           =============   =============    =============    ============    =============

Ratio of earnings to fixed charges               1.63            1.98             1.98             1.95            1.54

                                           =============   =============    =============    ============    =============